Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors of
Foot Locker, Inc.:

We consent to the incorporation by reference in the following registration statements of Foot Locker, Inc. and subsidiaries of our reports dated March 30, 2009, with respect to the consolidated balance sheets of Foot Locker, Inc. as of January 31, 2009 and February 2, 2008, and the related statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2009, and the effectiveness of internal control over financial reporting as of January 31, 2009, which reports appears in the January 31, 2009 Annual Report on Form 10-K of Foot Locker, Inc. and subsidiaries.

Form S-8 No. 33-10783

Form S-8 No. 33-91888

Form S-8 No. 33-91886

Form S-8 No. 33-97832

Form S-8 No. 333-07215

Form S-8 No. 333-21131

Form S-8 No. 333-62425

Form S-8 No. 333-33120

Form S-8 No. 333-41056

Form S-8 No. 333-41058

Form S-8 No. 333-74688

Form S-8 No. 333-99829

Form S-8 No. 333-111222

Form S-8 No. 333-121515

Form S-8 No. 333-144044

Form S-8 No. 333-149803

Form S-3 No. 33-43334

Form S-3 No. 33-86300

Form S-3 No. 333-64930

Our report on the consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements,” and Statement of Financial Accounting Standards Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.”

Our report dated March 30, 2009 on the effectiveness of the Company’s internal control over financial reporting as of January 31, 2009 expresses our opinion that the Company did not maintain effective internal control over financial reporting because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to income taxes has been identified and included in management’s assessment.

New York, New York
March 30, 2009

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